Exhibit 99.1
CB DIAGNOSTICS LUXEMBOURG S.À R.L
THE FUNDS (AS DEFINED HEREIN)
THERMO FISHER SCIENTIFIC INC.

AGREEMENT
for the sale and purchase of
the entire issued share capital of CB Diagnostics Holding AB

19th May 2011
Freshfields Bruckhaus Deringer LLP
65 Fleet Street
London EC4Y 1HS

THIS AGREEMENT is made on 19th May 2011
PARTIES:
1.	CB DIAGNOSTICS LUXEMBOURG S.À R.L a company incorporated in the Grand Duchy of Luxembourg with registered number B122.409 of 4, rue Albert Borschette, L-1246 Luxembourg (the Seller);

2.	THE FUNDS, whose respective names and addresses are set out in Schedule 1 (the Funds); and

3.	THERMO FISHER SCIENTIFIC INC. a corporation incorporated in Delaware, United States of America of 81 Wyman Street, Waltham, Massachusetts, USA (the Purchaser),
(together the parties).
Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 5.
The Funds have agreed to provide certain restrictive covenants to the Purchaser as set out in clause 12 and the Funds shall have no liability, or obligation under this Agreement save as set out in that clause.
IT IS AGREED:
1. Sale and Purchase
The Seller shall sell, and the Purchaser shall purchase the Shares with effect from Closing free from all Third Party Rights and with all rights then attaching to them and including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after the Balance Sheet Date. The sale and purchase of the Shares shall be on the terms set out in this Agreement and the Transaction Documents.
2. Share Price
2.1 The aggregate consideration for the Shares shall be the Share Price, which shall be payable in accordance with Schedule 3.
2.2 At Closing, the Purchaser shall pay to the Seller the amount in Euros which is equal to the Share Price.
2.3 Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall adjust the price paid for the Shares.

3. Conditions to Closing
3.1 Closing shall be conditional on the following conditions having been fulfilled or waived in accordance with this Agreement:
(a)	(i) expiration or termination of the waiting period applicable to the consummation of the Proposed Transaction under the HSR Act; and (ii) none of the parties hereto being subject to any order or injunction of a court of competent jurisdiction in the United States that prohibits or makes illegal the consummation of the Proposed Transaction contemplated by this Agreement (the US Antitrust Condition);

(b)	(i) the European Commission adopting, or having been deemed under Council Regulation (EC) No 139/2004 (the EU Merger Regulation) to have adopted, all decisions and approvals necessary to allow consummation of the Proposed Transaction to occur; and (ii) in the event that all or any part of the Proposed Transaction is referred, or is deemed under the EU Merger Regulation to have been referred, by the European Commission to the competent authorities of one or more EU Member States or EFTA States, all such competent authorities adopting, or having been deemed under relevant laws to have adopted, all decisions and approvals necessary to allow consummation of the Proposed Transaction to occur, or any waiting periods applicable to the Proposed Transaction otherwise having expired or been terminated (the EU Antitrust Condition);

(c)	either:
(i)	the Japan Fair Trade Commission declining jurisdiction over the transaction; or

(ii)	the Japan Fair Trade Commission either granting clearance explicitly or — through the expiration of time periods available for its investigation — being deemed to have granted clearance; or

(iii)	the expiration or termination of any relevant waiting period under applicable Japanese laws (the Japan Antitrust Condition);
(d)	there shall not have occurred and be continuing any Material Adverse Change;

(e)
(i)	there shall not have occurred and be continuing any material breach by the Seller of its obligations under 4.1 of this Agreement;

(ii)	there shall not have occurred and be continuing any material breach by the Seller of its obligations under clause 10.1 of this Agreement; and

(iii)	the warranties provided by the Seller pursuant to clause 6.1 being true and correct in all material respects at the date of this Agreement and the warranties provided by the Seller pursuant to clause 6.2 being true and correct in all material respects at the Closing Date, where the aggregate of: (a) the direct damages (which, for the avoidance of doubt, excludes any Indirect Damages) in respect of clauses 3.1(e)(i) and 3.1(e)(iii), and (b) the Leakage in respect of clauses 3.1(e)(ii) shall exceed €50,000,000;

(f)	the warranties provided by the Purchaser pursuant to clause 7.1 being true and correct in all material respects at the date of this Agreement and the warranties provided by the Purchaser pursuant to clause 7.2 being true and correct in all material respects at the Closing Date it being agreed and understood that, for the purposes of this condition 3.1(f), a warranty shall only be regarded as not being true and correct in all material respects if the direct damages (which, for the avoidance of doubt, excludes any Indirect Damages) that would be suffered or incurred by the Seller as a result of any failure of a warranty to be true and correct in all material respects shall exceed €50,000,000;

(g)	the Management Warranties being true and correct in all material respects at the date of this Agreement it being agreed and understood that, for the purposes of this condition 3.1(g), Management Warranties shall only be regarded as not being true and correct in all material respects if the direct damages (which, for the avoidance of doubt, excludes any Indirect Damages) that have been or would be suffered or incurred by the Purchaser and the Target Companies as a result of all such failures of Management Warranties to be true and correct in all material respects at the date of this Agreement shall exceed €250,000,000;

(h)	no temporary restraining order, preliminary or permanent injunction or other order preventing, enjoining, restraining or otherwise prohibiting Closing (an Order) has been issued by any court of competent jurisdiction in the United States, Sweden, Japan, France, Germany, Italy, the United Kingdom or Spain (together, the Relevant Countries) and remains in effect, and no law is in force in any of the Relevant Countries that makes Closing illegal; and

(i)	there shall not be pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction in any of the Relevant Countries is seeking: (i) an Order; or (ii) to prohibit the Purchaser’s ownership of the Shares, the above conditions being referred to as the Conditions.
3.2 The Purchaser shall, at its own cost, use all reasonable efforts to ensure that the Antitrust Conditions are fulfilled promptly after the date of this Agreement and, save as otherwise stated in this clause 3, the Purchaser shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required in order to satisfy the Antitrust Conditions and shall deal with such matters as are set out in this clause 3.
3.3 The Seller agrees with the Purchaser to comply with the provisions of this clause 3 as it relates to the Seller and, so far as it reasonably able, shall provide the Purchaser and any Governmental Entity with any necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to any Governmental Entity that are required, in the reasonable opinion of the Purchaser, in connection with the Proposed Transaction.
3.4 The Seller shall be entitled to keep confidential and shall not be obliged to disclose to the Purchaser or any of its advisers any confidential or financial information regarding the Seller or any of its parent companies except where such confidential or financial information is required in connection with the satisfaction of the Antitrust Conditions in which case the Seller shall only be required to disclose such information to the Purchaser’s counsel on a counsel to counsel basis.
3.5 Subject to the terms and conditions of this Agreement and clause 3.6, the Purchaser will use, and will cause its Subsidiaries to use, all commercially reasonable efforts to file fully and as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents under applicable Antitrust Laws and to obtain all approvals, consents, registrations, permits, authorisations and other confirmations from any Governmental Entity necessary, proper or advisable under applicable Antitrust Laws to consummate the Proposed Transaction and to fulfil the Antitrust Conditions.
3.6 Each of the Seller and Purchaser will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Proposed Transaction as promptly as practicable and in any event within ten Business Days of the date of this Agreement and will supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its commercially reasonable efforts to take, or cause to be taken, all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable, provided that the Purchaser shall have the right, on one occasion only, to modify the timing of its respective Notification and Report Form filing status under the HSR Act to the extent that it determines, in its reasonable judgment, that doing so may expedite the expiration or termination of any applicable waiting periods under the HSR Act. The Purchaser will not undertake to modify the timing of its respective Notification and Report Form filing status without first giving reasonable advance notice to, and consulting with, the Seller.
3.7 The Seller and Purchaser will, in relation to the Antitrust Conditions and in relation to any other submissions, notifications and filings to any Governmental Entity that are required, in the reasonable opinion of the Purchaser, in connection with the Proposed Transaction, each use its commercially reasonable efforts to:
(a)	cooperate with each other in connection with any filing or submission with a Governmental Entity under Antitrust Laws and in connection with any investigation or other inquiry by or before a Governmental Entity relating to Antitrust Laws; and

(b)	keep the other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Entity.
3.8 Subject to applicable Legal Requirements relating to the exchange of information, each party will have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other party and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Antitrust Conditions or any other submissions, notifications and filings to any Governmental Entity that are required, in the reasonable opinion of the Purchaser, in connection with the Proposed Transaction. Each of the Seller and the Purchaser agrees not to participate in any substantive meeting or discussion, either in person, email or other correspondence or by telephone, with any Governmental Entity in connection with the Antitrust Conditions or any other submissions, notifications and filings to any Governmental Entity that are required, in the reasonable opinion of the Purchaser, in connection with the Proposed Transaction unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or discussion.
3.9 The Antitrust Conditions may only be waived by the written agreement of the Seller and the Purchaser.

3.10 The Conditions, other than Antitrust Conditions and the Condition set out in clause 3.1(f), may only be waived by the Purchaser, in its absolute discretion, by written notice to the Seller.
3.11 The Condition set out in clause 3.1(f) may only be waived by the Seller, in its absolute discretion, by written notice to the Purchaser.
3.12 The Seller and the Purchaser shall each notify the other promptly upon becoming aware that any of the Antitrust Conditions have been fulfilled. The first Business Day in London on or by which the Conditions have been fulfilled (or waived in accordance with clauses 3.9, 3.10 or 3.11, as applicable) is the Unconditional Date.
3.13 Subject to clause 3.14, if it becomes reasonably apparent to the Purchaser (who shall inform the Seller of this fact) or to the Seller (who shall inform the Purchaser of this fact) that the US Federal Trade Commission, the Antitrust Division of the Department of Justice, the European Commission or the Japanese Fair Trade Commission (as the case may be) will only approve the Proposed Transaction subject to any undertakings and/or modifications, commitments, divestments, conditions, obligations, measures, consent decrees, settlements or analogous procedures (together the Regulatory Conditions), the Purchaser or any member of the Purchaser Group shall to the extent such Regulatory Conditions are not impossible to fulfil (which impossibility the Purchaser shall have to demonstrate) offer, accept and agree to one or more such Regulatory Conditions, to ensure satisfaction of the Antitrust Conditions or to avoid any action, including any order, decision, judgment or injunction, that would otherwise have the effect of preventing satisfaction of the Antitrust Conditions or which would otherwise prevent or make illegal completion of the Proposed Transaction, as soon as practicable and in any event prior to the Longstop Date.
3.14 Notwithstanding the provisions of clause 3.2 to 3.16 (inclusive), the Purchaser shall not be required to offer, accept or agree to any Regulatory Condition which would involve: (i) any divestment of any assets, company(ies) or business(es) of the Purchaser, any of its Subsidiaries or any of the Target Companies which in aggregate generated more than €100 million in gross revenues in the last financial year, or (ii) any other remedy with an adverse financial impact on the Purchaser, any of its Subsidiaries or any of the Target Companies of greater than €100 million.
3.15 All Regulatory Conditions offered, accepted or agreed pursuant to clause 3.13 shall be conditional on the Proposed Transaction being completed.
3.16 Neither the Purchaser nor the Seller shall be under any obligation to commence any action to challenge the ruling of any Governmental Entity which relates to any filing or other submission made by the Seller or the Purchaser pursuant to clauses 3.5 and 3.6.
3.17 If the Unconditional Date has not occurred on or before 19 November 2011 (the Longstop Date), then either:
(a)	the Seller and the Purchaser shall agree in writing to extend the Longstop Date (such new date being the Extended Longstop Date); or

(b)	the Seller or the Purchaser may otherwise elect to terminate this Agreement (other than the Surviving Provisions).
If the Unconditional Date has not occurred on or before the Extended Longstop Date, this Agreement shall automatically terminate (other than the Surviving Provisions). In the event of such termination or termination by the Seller or the Purchaser pursuant to clause 3.17(b), no party (nor any of its Subsidiaries) shall have any claim under this Agreement of any nature whatsoever against any other party (or any of its Subsidiaries) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.
4. Pre-Closing seller undertakings
4.1 From the date of this Agreement until Closing, subject to all applicable legal and regulatory requirements, the Seller shall (except as may be approved in writing by the Purchaser) ensure or procure, in each case, in so far as it is able as the sole shareholder of the Company, that the business of each Target Company is carried on only in the ordinary and usual course and the Seller shall comply with the obligations set out in Schedule 2.
5. Closing
5.1 Closing shall take place at the London office of the Seller’s Lawyers at 12.00 noon on the third Business Day after the Unconditional Date (the Closing Date).
5.2 Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares unless all of the Shares are sold and purchased simultaneously.
5.3 The Seller shall not be obliged to complete the sale or purchase of any of the Shares unless the Purchaser has complied with its obligations under clause 2.2 and 5.4.
5.4 At Closing, the Purchaser shall procure repayment of and cancellation of commitments under:
(a)	any inter-company debt (together with any interest thereon, whether accrued, capitalised, paid in kind or otherwise arising) owed by any Target Company to the Seller; and

(b)	the PIK Loan Agreement; and

(c)	the Facilities by the Borrowers in accordance with the terms of the Facilities Agreement and the release of related Security, and the Purchaser shall provide the Seller with written confirmation at Closing that such commitments and Facilities have been so prepaid and cancelled and that the related Security has been released.
5.5 The Seller shall, so far as it is legally able, provide the Purchaser with such information and assistance as the Purchaser reasonably requires to comply with clause 5.4.
5.6 At the date of this Agreement and at Closing, the Seller waives any pre-emption or other rights over the Shares conferred on it or held by it by virtue of the Company’s articles of association or otherwise.

5.7 At Closing, each of the parties shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Subsidiaries (as the case may be) in Schedule 3.
6. Seller warranties
6.1 The Seller warrants to the Purchaser that as at the date of this Agreement:
(a)	the Shares comprise the whole of the allotted and issued share capital of the Company, are fully paid up and the Seller is the sole legal and beneficial owner and is entitled to sell and transfer the full legal and beneficial ownership of the Shares free from Third Party Rights;

(b)	this Agreement and each of the documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement will constitute valid and binding obligations of it in accordance with their respective terms;

(c)	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement;

(d)	it has obtained all corporate authorisations and (other than to the extent relevant to the Antitrust Conditions) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect its ability to enter into and perform its obligations under this Agreement;

(e)	entry into and performance by it of this Agreement and/or any Transaction Documents to which it is a party will not:
(i)	breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents;

(ii)	(subject, where applicable, to the Antitrust Conditions having been fulfilled) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority; or

(iii)	breach any contract, agreement or deed to which it is a party or by which its assets are bound, where any such breach would adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party; and

(f)	it is not insolvent or bankrupt under the laws of the Duchy of Luxembourg, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Seller and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Seller and no event has occurred to give the right to enforce such security.
6.2 The Seller’s Warranties set out in clause 6.1 shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if references in the Seller’s Warranties to the date of this Agreement were references to the Closing Date.
6.3 The Purchaser acknowledges and agrees that, except as provided under the Seller’s Warranties, no other statement, promise or forecast made by or on behalf of the Seller or any of its Subsidiaries or the Target Companies may form the basis of any Claim by the Purchaser or its Subsidiaries under or in connection with this Agreement or any Transaction Document. In particular, the Seller does not make any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser, its Subsidiaries or to its or their advisors on or prior to the date of this Agreement (including any such forecast, estimate, projection or statements of intent contained documents in the Data Room). Nothing in this clause 6.3 is intended to or shall in any way limit the ability of the Purchaser to make a claim for, or to recover for, fraud or fraudulent misrepresentation or bring an Eligible Management Warranty Claim in accordance with clause 14.
6.4 The aggregate total liability of the Seller in respect of all Claims under this Agreement shall not exceed an amount equal to the Share Price.
7. Purchaser warranties
7.1 The Purchaser warrants to the Seller that as at the date of this Agreement:
(a)	this Agreement and each of the Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement will constitute valid and binding obligations of it in accordance with their respective terms;

(b)	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement;

(c)	it has obtained all corporate authorisations and (other than to the extent relevant to the Antitrust Conditions) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect its ability to enter into and perform its obligations under this Agreement;

(d)	entry into and performance by the Purchaser and each member of the Purchaser Group of this Agreement and/or any Transaction Documents to which it is a party will not:
(i)	breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents;

(ii)	(subject, where applicable, to fulfilment of the Antitrust Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority; or
(iii)	breach any contract, agreement or deed to which it is a party or by which its assets are bound, where any such breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party;

(e)	neither it nor any of its Subsidiaries is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser or any of its Subsidiaries and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Purchaser or any of its Subsidiaries and no event has occurred to give the right to enforce such security; and

(f)	the Purchaser has available cash and financing commitment letters, which will at Closing provide in immediately available funds the necessary cash resources to pay the Share Price and meet its other obligations under this Agreement and the Purchaser has made available to the Seller accurate and complete copies of such financing commitments letters which set out all the conditions of drawdown thereunder.
7.2 The Purchaser Warranties set out in clause 7.1 shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if references in the Purchaser Warranties to the date of this Agreement were references to the Closing Date.
8. Rights of Rescission or Termination
8.1 This Agreement may be terminated at any time prior to Closing as follows:
(a)	by the mutual written consent of the Purchaser and the Seller;

(b)	in accordance with clause 3.17;

(c)	by the Purchaser if:
(i)	the Seller commits a breach of any of its obligations under 4.1 of this Agreement; and/or

(ii)	the Seller commits a breach of any of its obligations under 10.1 of this Agreement; and/or

(iii)	the warranties provided by the Seller pursuant to clause 6.1 are not true and correct in all material respects at the date of this Agreement and/or the warranties provided by the Seller pursuant to clause 6.2 are not true and correct in all material respects at the Closing Date, where the aggregate of: (a) the direct damages (which, for the avoidance of doubt, excludes any Indirect Damages) in respect of clauses 8.1(c)(i) and 8.1(c)(iii), and (b) the Leakage in respect of clauses 8.1(c)(ii) shall exceed €50,000,000;

unless, in each case, the relevant breach or inaccuracy (as applicable) is curable and is cured within 5 Business Days after written notice thereof is given by the Purchaser to the Seller; or
(d)	by the Seller if the warranties provided by the Purchaser pursuant to clause 7.1 are not true and correct in all material respects at the date of this Agreement and/or the warranties provided by the Purchaser pursuant to clause 7.2 are not true and correct in all material respects at the Closing Date and, for the purposes of this sub-clause, a warranty shall only be regarded as not being true and correct in all material respects if the direct damages (which, for the avoidance of doubt, excludes any Indirect Damages) that would be suffered or incurred by the Seller as a result of any failure of a warranty to be true and correct shall exceed €50,000,000 unless the relevant breach or inaccuracy (as applicable) is curable and is cured within 5 Business Days after written notice thereof is given by the Seller to the Purchaser;

(e)	by either the Purchaser or the Seller if: (i) a Governmental Entity in the Relevant Countries shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting Closing; or (ii) there shall be any law, rule or regulation of any of the Relevant Countries promulgated, issued or deemed applicable to the sale and purchase of any of the Shares after the date of this Agreement by any court of competent jurisdiction or other Governmental Entity in the United States or Sweden that would make Closing illegal; or

(f)	by the Purchaser if the Management Warranties are not true and correct in all material respects at the date of this Agreement and, for the purposes of this sub-clause, Management Warranties shall only be regarded as not being true and correct in all material respects if the direct damages (which, for the avoidance of doubt, excludes any Indirect Damages) that have been or would be suffered or incurred by the Purchaser and the Target Companies as a result of all such failures of Management Warranties to be true and correct in all material respects at the date of this Agreement shall exceed €250,000,000 unless the relevant breach or inaccuracy (as applicable) is curable and is cured within 5 Business Days after written notice thereof is given by the Purchaser to the Seller.
8.2 In the event that either the Seller or the Purchaser desires to terminate this Agreement as provided in clause 8.1, such party who so desires to terminate this Agreement shall provide written notice to the other, specifying the provision thereof pursuant to which such termination is made. Upon the date of receipt of such notice by the other party as described above, this Agreement shall terminate and cease to have effect (other than clauses 8.2, 8.3 and 8.4 and the Surviving Provisions, all of which shall survive termination of this Agreement) and there shall be no liability hereunder on the part of the Purchaser or the Seller except as provided in clause 8.3 below and in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.
8.3 In the event of termination of this Agreement pursuant to clause 8.1 and 8.2, nothing in this Agreement shall relieve any party from liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

8.4 Save to the extent: (a) otherwise expressly provided in this Agreement; and/or (b) such right of rescission or termination arises as a result of the fraud of the other party, no party shall be entitled to rescind or terminate this Agreement or treat this Agreement as rescinded or terminated in any circumstances and, accordingly, each party hereby waives all such other rights of rescission and/or termination that it might otherwise have in respect of this Agreement.
9. Post Closing Undertakings
Tax records
9.1 The Purchaser acknowledges that the Seller may need access, from time to time, after Closing to certain accounting and tax records and information held by the Target Companies to the extent such records and information pertain to events occurring prior to Closing and agrees that the Purchaser shall, and shall cause the Target Companies to:
(a)	properly retain and maintain such records until the earlier of the date that is 7 years after Closing and such time as the Seller agrees that such retention and maintenance is no longer necessary; and

(b)	allow the Seller, and its officers, employees, agents, auditors and representatives, to inspect, review and make copies of such records as the Seller may deem necessary or appropriate from time to time, during normal business hours, and with reasonable prior notice, at the expense of the Seller.
Protection of directors
9.2 The Seller undertakes (in the event that a claim is made against it in connection with the Proposed Transaction) not to make a claim against any Target Company or any person who was at any time prior to Closing an officer or director of any Target Company (a Covered Director) on whom the Seller may have relied in negotiating this Agreement, except in the case of fraud, bad faith or deliberate concealment by such Target Company or Covered Director.
9.3 For the period of six years following Closing, the Purchaser shall ensure that each Covered Director retains the benefit of any indemnity and/or immunity provisions contained in the memorandum and articles of association (or similar constitutional documents) of each Target Company of which a Covered Director was an officer or director immediately prior to Closing.
9.4 Prior to Closing, the Purchaser shall purchase and maintain a six year “run-off” directors’ and officers’ liability insurance policy for the benefit of the Covered Directors with respect to claims arising out of any matter, cause or event occurring on or before Closing (a Pre-Closing Event) on terms and conditions that are substantially no less advantageous to the Covered Directors than the directors’ and officers’ liability insurance policies maintained by the Target Companies as at the date of this Agreement, so long as the annual premium in respect of such policy is not in excess of SEK 500,000.
9.5 The Purchaser shall (and shall ensure that each Target Company shall), from and after Closing and to the fullest extent permitted in accordance with applicable laws, waive, release and discharge any director of any Target Company from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of any Pre-Closing Event which each Target Company has or may at any time have had against any such director. The Purchaser shall ensure that each Target Company shall not, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any Pre-Closing Event against any director of any Target Company.
9.6 The provisions of clauses 9.2 to 9.5 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Covered Director may have at law, by contract or otherwise.
9.7 The Purchaser undertakes to the Seller that it shall, at or promptly following Closing, make an offer to the all the participants of the Phadia US Inc. 401(k) plan at Closing to join an equivalent 401(k) plan of the Purchaser.
10. No Leakage Undertaking
10.1 The Seller undertakes to the Purchaser that since the Balance Sheet Date and on the basis that Closing takes place:
(a)	there has not been any Leakage and there will not be any Leakage in the Pre-Closing Period; and

(b)	no arrangement or agreement has been made or will be made that will result in any Leakage.
10.2 Subject to clause 10.3, the Seller undertakes to the Purchaser that if there is a breach of any of the undertakings set out in clause 10.1 by it, it shall, following Closing, pay or procure payment in cash to the Purchaser promptly and in any event no later than the second Business Day following written demand (referring to this clause 10.2) by the Purchaser a sum equal to the aggregate sum of:
(a)	the amount of such Leakage;

(b)	all reasonable costs incurred by the Purchaser in connection with the collection thereof; and

(c)	interest (calculated in accordance with clause 11.4) on such amount from the date of the breach, which amount shall be paid on a full indemnity basis (the Leakage Amount).
10.3 The liability of the Seller pursuant to this clause 10 shall terminate on the date falling 12 months after Closing unless prior to that date the Purchaser has notified the Seller of a breach by the Seller of the undertakings set out in clauses 10.1 to 10.2.
11. Payments
11.1 Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) to the Seller shall be made to the Seller’s Bank Account.

11.2 Any payment to be made pursuant to this Agreement by the Seller to the Purchaser shall be made to the Purchaser’s Bank Account.
11.3 Payments under clause 11.1 and 11.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.
11.4 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.
12. Restrictive Covenants
12.1 The liability of the Seller and each of the Funds under this clause 12 is several. Each of the Seller and the Funds hereby undertakes to the Purchaser with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Target Companies and as a constituent part of the agreement for the sale of the Shares it will not, and none of the Funds will, during the period of twelve months from the Closing Date:
(a)	directly or indirectly and whether for its own account or in partnership with another or others or as agent for another or others engage in or be interested in any Competing Business provided the restriction in this sub-clause shall not prevent the Seller or any of the Funds (or any investee entity of any of the Funds) from acquiring or investing in any business which generates less than 30 per cent. of its revenues from Competing Business;

(b)	without prejudice to the generality of the provisions contained in clause 12.1(a), directly or indirectly solicit, interfere with or endeavour to entice away from the Purchaser Group any person who is at the date of the Agreement a director or employee of a Target Company whose total annual remuneration is in excess of €125,000 per annum (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person, provided that this clause 12.1(b) shall not apply to any such director or employee:
(i)	responding to a generally advertised position in the course of the usual recruitment processes of the Seller or any investee entity of any of the Funds; or

(ii)	whose employment is terminated other than by reason of voluntary resignation; or
(c)	without prejudice to the generality of the provisions contained in clause 12.1(a), directly or indirectly solicit or canvas the business of or accept orders from or otherwise deal with any customer or supplier of the Target Companies in relation to in vitro IGE allergy testing products.
12.2 The restrictions contained in clause 12.1 shall not:

(a)	prevent the Seller or any of the Funds (or any investee entity of any of the Funds) from holding, for investment purposes, all and any shares or securities in any body corporate including those dealt in on a recognised investment exchange (as defined by the Financial Services and Markets Act 2000 or related legislation) and in each case representing not more than five per cent. of any voting equity in respect of such body corporate; or

(b)	apply in the event of a change of control any of the Funds in circumstances where the entity acquiring control carries on (or a member of its group of companies carries on) a business which competes with the Target Companies.
12.3 Each undertaking and agreement contained in clause 12.1 shall be read and construed independently of the other undertakings and agreements herein contained and if any undertaking or agreement is held to be invalid whether as an unreasonable restraint of trade or for any other reason the remaining undertakings and agreements shall continue to apply to the extent that they shall not also be held to be invalid.
12.4 Each of the undertakings in clause 12.1 is a separate undertaking (each of which shall be enforceable by the Purchaser separately and independently) and is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.
13. Liability of the Funds
The Funds are party to this Agreement solely for the purposes of the restrictive covenants set out in clause 12 and each party and the parties agree that the Funds shall have no liability or obligation under this Agreement, save as set out in that clause.
14. Escrow Account
14.1 The Seller shall, on the Closing Date as soon as reasonably practicable after Closing occurs, ensure or procure that an amount in Euros equal to the Escrow Amount (it being acknowledged and agreed that such amount shall only be applied from the proceeds of the Proposed Transaction to which the funds managed and advised by Cinven Limited are entitled) and an amount in Euros equal to the Management Escrow Amount (it being acknowledged and agreed that such amount shall only be applied from the proceeds of the Proposed Transaction to which the shareholders of the Seller other than the funds managed and advised by Cinven Limited are entitled) is paid by electronic funds transfer for value to the Escrow Agent to be held, in the case of the Escrow Amount, in accordance with the terms of this Agreement and the Escrow Agreement and, in the case of the Management Escrow Amount, in accordance with the terms of the Management Warranty Deed and the Management Escrow Agreement.
14.2 The Escrow Account shall be operated, and the Escrow Amount and interest accruing on it (or any part of it) shall be applied, in accordance with this clause 14.
14.3 For the purposes of this clause 14, the Purchaser shall only have an Eligible Management Warranty Claim if it has a claim in respect of the Management Warranties and there are insufficient funds remaining in the Management Escrow Account to satisfy in full such claim.
14.4 To the extent that:
(a)	prior to the First Release Date, the Purchaser shall have notified the Seller in writing of any claim against the Seller pursuant to clause 4.1, 6.1, 6.2 or 10.1 of this Agreement or of any Eligible Management Warranty Claim (a Relevant First Release Claim) stating in reasonably specific detail the nature of the Relevant First Release Claim as then known to the Purchaser (with the Purchaser being required to update the Seller on a reasonably regular basis with any further material details that emerge in due course in respect of such Relevant First Release Claim) and the amount claimed (on a without prejudice basis) in respect of the Relevant First Release Claim (the First Amount Claimed) and provided that the maximum amount the Purchaser shall be entitled to recover in respect of Eligible Management Warranty Claims shall not exceed €25,000,000; and

(b)	the Relevant First Release Claim has been Determined (as defined in clause 14.6), the Purchaser and the Seller shall, unless such amount has already been paid in full, as soon as reasonably practicable after the Relevant First Release Claim has been so Determined in favour of the Purchaser, issue joint written instructions to the Escrow Agent to pay from the Escrow Account to the Purchaser, an amount equal to such Relevant First Release Claim (less any amounts which have already been paid in respect of such Relevant First Release Claim), out of the Escrow Account to the Purchaser.
14.5 To the extent that:
(a)	on and after the First Release Date but prior to the Second Release Date, the Purchaser shall have notified the Seller in writing of any Eligible Management Warranty Claim (a Relevant Second Release Claim) stating in reasonably specific detail the nature of the Relevant Second Release Claim as then known to the Purchaser (with the Purchaser being required to update the Seller on a reasonably regular basis with any further material details that emerge in due course in respect of such Relevant Second Release Claim) and the amount claimed (on a without prejudice basis) in respect of the Relevant Second Release Claim (the Second Amount Claimed); and

(b)	the Relevant Second Release Claim has been Determined,
the Purchaser and the Seller shall, unless such amount has already been paid in full, as soon as reasonably practicable after the Relevant Second Release Claim has been so Determined in favour of the Purchaser, issue joint written instructions to the Escrow Agent to pay from the Escrow Account to the Purchaser, an amount equal to such Relevant Second Release Claim (less any amounts which have already been paid in respect of such Relevant Second Release Claim), out of the Escrow Account to the Purchaser.
14.6 A Relevant First Release Claim or Relevant Second Release Claim (as applicable) shall be regarded as Determined as at the date of (and Determination shall be construed accordingly):
(a)	when the First Amount Claimed or Second Amount Claimed (as applicable) is agreed between the Seller and the Purchaser; and

(b)	in the absence of agreement regarding a Relevant First Release Claim or Relevant Second Release Claim (as applicable), on the Business Day following the date when the Relevant First Release Claim or Relevant Second Release Claim (as applicable) has been determined by a Court of competent jurisdiction against which no appeal has been lodged or is capable of being lodged within the statutory time limit.
14.7 Save in the circumstances where clause 14.8 below applies:
(a)	on the First Release Date, an amount equal to the aggregate of €25,000,000 less any amounts paid by the Escrow Agent to the Purchaser in respect of any Relevant First Release Claims (not including any Eligible Management Warranty Claims) in accordance with clause 14.4 shall be paid to the Seller; and

(b)	on the Second Release Date, all of the money then standing to the credit of the Escrow Account shall be paid to the Seller.
14.8 If written notice of a Relevant First Release Claim or a Relevant Second Release Claim is given in accordance with this Agreement before the First Release Date or the Second Release Date (as applicable) but such Relevant First Release Claim or a Relevant Second Release Claim (as applicable) is not Determined prior to that date, then provided that prior to the First Release Date or the Second Release Date (as applicable) the Purchaser shall deliver to the Escrow Agent (with a copy to the Seller) a written opinion of a Queen’s Counsel appointed in accordance with this clause 14.8, to the effect that the Relevant First Release Claim or a Relevant Second Release Claim (as applicable) has a reasonable prospect of success and the First Amount Claimed or Second Amount Claimed (as applicable) is a reasonable one, such First Amount Claimed or Second Amount Claimed (as applicable) shall be retained in the Escrow Account and the Escrow Amount will be paid to the Seller on the following basis:
(a)	in relation to the First Release Date the aggregate of €25,000,000 less:
(i)	any amounts paid by the Escrow Agent to the Purchaser in respect of any First Release Claims (not including any Eligible Management Warranty Claims) in accordance with clause 14.10; and

(ii)	all First Amounts Claimed,
shall be paid on the First Release Date to the Seller; and
(b)	in relation to the Second Release Date such Second Amount Claimed shall be retained in the Escrow Account and shall not be released to the Seller, other than pursuant to the terms of this clause 14.
The Queen’s Counsel referred to in this clause 14.8 shall be such person as is agreed between the Seller and the Purchaser (each acting reasonably) or, failing agreement within three Business Days of a request for agreement being received by the Seller from the Purchaser, shall be nominated by the President for the time being of the Bar Council.
14.9 If the Purchaser does not commence proceedings in respect of a Relevant First Release Claim within the Relevant First Release Period and in respect of a Relevant Second Release Claim within the Relevant Second Release Period, any amount retained in respect of that Relevant First Release Claim or Relevant Second Release Claim (as applicable) under clause 14.8 shall be paid to the Seller except where the Purchaser provides notice to the Seller of a Relevant First Release Claim or a Relevant Second Release Claim less than 20 Business

Days prior to the end of the Relevant First Release Period or the Relevant Second Release Period (as applicable) in which case the Purchaser shall have 20 Business Days from the date of such notice in which to commence proceedings in respect of such Relevant First Release Claim or Relevant Second Release Claim failing which the amount retained in respect of that Relevant First Release Claim or Relevant Second Release Claim (as applicable) under clause 14.8 shall be paid to the Seller.
14.10 The Escrow Agent shall hold the amounts retained in accordance with clause 14.8 until such Relevant First Release Claim(s) or Relevant Second Release Claim(s) (as applicable) are Determined. On Determination of any such Relevant First Release Claim(s) or Relevant Second Release Claim(s) (as applicable) the Escrow Agent shall pay to the Purchaser from the Escrow Account an amount equal to the amount of the liability (as so Determined) in satisfaction of the relevant liability or, if the aggregate amount in the Escrow Account is less than the amount of the liability, the aggregate amount then standing to the credit of the Escrow Account towards satisfaction of the relevant liability. Once all such Relevant First Release Claims or Relevant Second Release Claims (as applicable) have been Determined and been the subject of payments under this clause 14.10, the Escrow Agent shall:
(a)	in respect of amounts not released to the Seller on the First Release Date pursuant to clause 14.8, pay such amounts not paid to the Purchaser in settlement of a Relevant First Release Claim to the Seller; and

(b)	in respect of the Second Release Date, pay the remaining balance of all monies on the Escrow Account to the Seller.
14.11 Interest accruing from time to time on the balance of money standing to the credit of the Escrow Account shall be added to the money standing to the credit of the Escrow Account and shall be for the benefit of the Seller to receive:
(a)	in respect of the portion of the Escrow Amount released on the First Release Date, in accordance with clause 14.7(a), the pro rata proportion of the interest accrued on such portion of the Escrow Amount up to the First Release Date; and

(b)	the balance of any interest accrued on the money then standing to the credit of the Escrow Account on the Second Release Date.
14.12 The Seller and the Purchaser acknowledge that the Escrow Agent may withdraw from the Escrow Account an amount of tax on the interest earned in respect of money held in the Escrow Account for which it is or may become liable and any bank or other charges properly charged to the Escrow Account, provided that any bank or other charges, costs or expenses arising on, or in relation to, the Escrow Account shall be charged to, and settled between, the Purchaser and the Seller equally.
14.13 The Seller and the Purchaser shall prior to Closing enter into the Escrow Agreement with the Escrow Agent on the terms set out in this clause 14, together with such other terms required by the Escrow Agent and reasonably acceptable to the Seller and the Purchaser.

15. Uppsala property
15.1 The parties agree that the process for completing the disposal of the Uppsala Property (the Uppsala Property Disposal) shall be undertaken by the Seller, in consultation with the Purchaser, prior to the Closing Date and the Purchaser, in consultation with the Seller, following the Closing Date.
15.2 If the Uppsala Property Disposal completes prior to the Closing Date, the Uppsala Property Consideration shall be Permitted Leakage.
15.3 If the Uppsala Property Contract is signed prior to the Closing Date and the Uppsala Property Disposal does not complete until after the Closing Date but prior to the date that is six months after the Closing Date, the Purchaser shall procure that:
(a)	subject only to obtaining confirmation from Lantmäteriet in Uppsala in respect of the necessary cadastral procedure (the Local Authority Consent), the Uppsala Property Disposal is completed as soon as reasonably practicable in accordance with the terms of the Uppsala Property Contract;

(b)	it shall use all commercially reasonable endeavours to obtain the Local Authority Consent as soon as reasonably practicable;

(c)	it shall keep the Seller reasonably informed as to the progress of the Local Authority Consent and the Uppsala Property Disposal and allow the Seller, and its officers, employees, agents, auditors and representatives, to inspect, review and make copies of such records as the Seller may reasonably deem necessary or appropriate from time to time in connection with the Uppsala Property Disposal, during normal business hours, and with reasonable prior notice, at the expense of the Seller;

(d)	not later than the Business Day following the completion of the Uppsala Property Disposal, written notice (the Uppsala Property Disposal Notice) is given to the Seller setting out the Uppsala Property Consideration (and its components), including how it has been calculated and confirming that such calculation has been undertaken in accordance with the terms of this Agreement (and attaching copies of the relevant contracts and documentation); and

(e)	within three Business Days of the issuance of the Uppsala Property Disposal Notice, it or any Target Company shall pay by electronic funds transfer for value within five Business Days of completion of the Uppsala Property Disposal to the Seller’s Bank Account the Uppsala Property Consideration.
15.4 In the event that the Uppsala Property Disposal does not complete on or prior to the date that is six months after the Closing Date, any proceeds realised in respect of the Uppsala Property Disposal shall be for the benefit of the Purchaser and its Subsidiaries.
15.5 The Seller shall have full discretion to negotiate the terms of the Uppsala Property Contract save in respect of any terms that would be onerous or unusual in the context of a sale of property of this nature in Sweden in which case the Seller shall not agree to such onerous or unusual terms without the prior written consent of the Purchaser (such determination, whether approved or not, to be made without unreasonable delay).
15.6 For the avoidance of doubt, Phadia Real Property shall remain entitled to all rental and other income received from exploitation of the Uppsala Property pending the Uppsala

Property Disposal and shall remain responsible for all Costs incurred in connection with the operation and maintenance of the Uppsala Property pending the Uppsala Property Disposal.
16. Announcements
16.1 No party to this Agreement (nor any of its respective Subsidiaries) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the Seller and the Purchaser (such approval not to be unreasonably withheld or delayed) except that the Seller shall be entitled to refer to the existence and/or subject matter of this Agreement (or any other Transaction Document) when providing information on a confidential basis to any of its direct or indirect investors or prospective investors.
16.2 The restriction in clause 16.1 shall not apply to:
(a)	a press announcement issued by the Seller and the Purchaser on the date of this Agreement in the Agreed Form; or

(b)	the extent that the announcement or circular is required by law, the rules and requirements of the US Securities and Exchange Commission, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law.
16.3 If the exception set out in 16.2(b) applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with (in the case of the Seller) the Purchaser or (in the case of the Purchaser) the Seller in advance as to its form, content and timing as far as is reasonably practicable.
17. Confidentiality
17.1 For the purposes of this clause 17:
(a)	Confidential Information means:
(i)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller or its parent companies or, prior to Closing, any of the Target Companies; or

(ii)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, any of the Target Companies; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents, and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

(b)	Representatives means, in relation to a party, its respective Subsidiaries and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Subsidiaries.
17.2 Each party shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except:
(a)	as this clause 17 permits; or

(b)	with the prior written approval of (in the case of the Purchaser disclosing) the Seller and (in the case of the Seller disclosing) the Purchaser.
17.3 Clause 17.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:
(a)	disclosure is required by law or the rules and requirements of any listing authority, by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall use reasonable efforts to first inform (in the case of the Purchaser disclosing) the Seller and (in the case of the Seller disclosing) the Purchaser of its intention to disclose such information and take into account the reasonable comments of (in the case of the Purchaser disclosing) the Seller and (in the case of the Seller disclosing) the Purchaser);

(b)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document);

(e)	such disclosure is made on a confidential basis to lending banks or other funding parties or prospective funding (whether debt or equity) parties of the Purchaser;

(f)	in the case of the Seller only, such disclosure is made to any of its direct or indirect investors or prospective investors together with their directors, officers, advisors or agents provided that such information is disclosed on a confidential basis; or

(g)	in the case of the Purchaser only, the Purchaser may disclose the existence and terms of this Agreement and any other agreements entered into in connection with the Proposed Transaction, and may file a copy of this Agreement and any such other agreements, on a Current Report on Form 8-K and in other filings made by the Purchaser with the U.S. Securities and Exchange Commission after the date of this Agreement, provided that the Purchaser shall not make any such disclosure or filing that contains a reference to Cinven Limited and/or any of the funds managed and advised by Cinven Limited without first using reasonable efforts to consult with Cinven Limited in advance as to the form, content and timing of the disclosure and/or filing as far as is reasonably practicable.

17.4 Each party undertakes that it (and its Subsidiaries) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information and are bound by an implied or express obligation of confidentiality.
17.5 If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:
(a)	return to the Seller (or as it may direct) all written documents and other materials relating to the Seller, any Target Company or this Agreement (including any Confidential Information) which the Seller (or its Representatives) has provided to the Purchaser (or its Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.
18. Assignment
18.1 Except as provided in this clause 18 or unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 18 shall be void.
18.2 The Purchaser may without the consent of the Seller:
(a)	assign, pledge or otherwise transfer (by way of security or otherwise) its rights and benefits under this Agreement to its lenders in connection with any debt or other financing in respect of the Proposed Transaction; or

(b)	assign, pledge or otherwise transfer its rights and benefits under this Agreement to any direct or indirect wholly-owned Subsidiary of the Purchaser provided that, in case of clause 18.2(b), (i) the Purchaser remains liable for such Subsidiary’s due and punctual performance of its obligations hereunder, and (ii) before any such assignee subsequently ceases to be a wholly-owned Subsidiary of the Purchaser, the Purchaser shall ensure that it shall re-assign the benefit to the Purchaser or to another continuing member of the Purchaser Group.
18.3 If an assignment is made in accordance with this clause 18, the liabilities of the parties under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.
19. Further Assurances
19.1 Each of the parties shall, for a period of nine months from the Closing Date, execute such further documents as may be required by law or be necessary to implement and give effect to this Agreement.

19.2 Each of the parties shall procure that its Subsidiaries comply with all obligations under this Agreement which are expressed to apply to any such Subsidiaries.
20. Costs
20.1 Subject to clause 20.2 and except as otherwise provided in this Agreement (or any other Transaction Document), the parties shall each be responsible for their own Costs, charges and other expenses (including those of its Subsidiaries) incurred in connection with the Proposed Transaction.
20.2 The Purchaser or its Subsidiaries shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes including in each case any related interest or penalties arising as a result of this Agreement or of any of the other Transaction Documents.
21. Notices
21.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received
(a)	at the time of delivery, if delivered by hand, registered post or courier; or

(b)	at the time of transmission if delivered by fax,
provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.
21.2 The addresses and fax numbers of the parties for the purpose of clause 21.1 are:

Seller

For the attention of:	Address:	Fax:

Daniele Arendt	Ballade B2 Building	+352 2609 5230
4, rue Albert Borschette
L-1246 Luxembourg

With a copy to:	Address:	Fax:

David Higgins	Freshfields Bruckhaus	+44 207 108 7353
Deringer LLP
65 Fleet Street
London EC4Y 1HS

The Funds

For the attention of:	Address:	Fax:

Cinven Limited	Warwick Court	+44 (0)20 7661 3843
Paternoster Square
London EC4M 7AG

With a copy to:	Address:	Fax:

David Higgins	Freshfields Bruckhaus	+44 207 108 7353
Deringer LLP
65 Fleet Street
London EC4Y 1HS

Purchaser

For the attention of:	Address:	Fax:

General Counsel	81 Wyman Street, Waltham,	+00 1 781 622 1283
Massachusetts, USA

With copies to:

Hal J. Leibowitz	WilmerHale	+1 617 526 5000
60 State Street
Boston, MA 02109

Tim Matthews	WilmerHale	+44 (0)20 7645 2424
Alder Castle
10 Noble Street
London EC2V 7QJ
United Kingdom
22. Conflict with other Agreements
If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any of their Subsidiaries) unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)	the parties to this Agreement are either also parties to that other agreement or otherwise expressly the parties to this Agreement agree in writing that such other agreement shall override this Agreement in that respect.
23. Whole Agreement
This Agreement and the other Transaction Documents together set out the whole agreement between the parties in respect of the sale and purchase of the Shares and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:
(a)	no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other party (or any of its Connected Persons) in relation to the Proposed Transaction which is not expressly set out in this Agreement or any other Transaction Document;

(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other parties (or their respective Connected Persons) in relation to the Proposed Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation. Each party agrees to the terms of this clause 23 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Subsidiaries.
24. Set-Off
Each of the parties waives and relinquishes any right of set-off or counterclaim, deduction or retention which such party might otherwise have out of any payments which it may be obliged to make (or procure to be made) to any other party pursuant to this Agreement or otherwise or under a Transaction Document.

25. Waivers, Rights and Remedies
Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
26. Counterparts and Variations
26.1 This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.
26.2 No amendment of, variation, waiver or release under this Agreement (or of any other Transaction Document) shall be valid or effective unless it is in writing and duly executed by or on behalf of all of the parties to it.
27. Invalidity
Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
28. Third Party Enforcement Rights
28.1 The Connected Persons specified in clause 23 (Whole Agreement) shall have the right to enforce the relevant terms of that clause, the Covered Directors shall have the right to enforce the terms of clauses 9.2 to 9.5 (inclusive) and Cinven Limited shall have the right to enforce the terms of clause 17.3(g) by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to (i) the rights of the parties to amend or vary this Agreement without the consent of any Connected Person, the Covered Directors or Cinven Limited and (ii) the other terms and conditions of this Agreement.
28.2 Except as provided in clause 28.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

29. Governing law and jurisdiction
29.1 This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.
29.2 Except as expressly provided otherwise in this Agreement, the English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement including, without limitation, disputes arising out of or in connection with:
(a)	the creation, validity, effect, interpretation performance or non-performance of, or the legal relationships established by, this Agreement; and

(b)	any non-contractual obligations arising out of or in connection with this Agreement, provided that the Purchaser may bring an action in the courts of Sweden or Luxembourg solely in order to enforce the acquisition of the Shares pursuant to this Agreement, and subject to the foregoing, each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.
29.3 The Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Cinven Limited currently of Warwick Court, Paternoster Square, London EC4M 7AG and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being. The Seller irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Purchaser requests the Seller to do so, it shall promptly appoint another such agent with an address in England and advise the Purchaser. If, following such a request, the Seller fails to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of the Seller at the Seller’s expense.
29.4 The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Thermo Electron Limited (for the attention of Nicola Ward) currently of Solaar House, 19 Mercers Row, Cambridge CB5 8BZ and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. The Purchaser irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Seller requests the Purchaser to do so, it shall promptly appoint another such agent with an address in England and advise the Seller. If, following such a request, the Purchaser fails to appoint another agent, the Seller shall be entitled to appoint one on behalf of the Purchaser at the Purchaser’s expense.

SCHEDULE 2
CONDUCT OF THE TARGET COMPANIES PRE-CLOSING
1. From the date of this Agreement until Closing, the Seller shall, subject to all applicable legal and regulatory requirements, ensure or procure, in each case, in so far as it is able as the sole shareholder of the Company (unless otherwise required or permitted by paragraph 2 of this Schedule 2) to ensure that:
(a)	the affairs of each Target Company are conducted only in the ordinary and usual course of business consistent with the manner in which the business of each Target Company was conducted in the twelve month period prior to the date of this Agreement;

(b)	it shall co-operate with the Purchaser to allow the Purchaser and its Representatives, upon reasonable advance notice, during normal business hours and without materially interfering with the Target Businesses, reasonable access to the properties, premises, employees, documents, technologies, books, records (including Tax records) and other materials of each Target Company;

(c)	no Target Company declares or pays any dividend or other distribution (whether in cash, stock or in kind) other than from one Target Company to another Target Company or reduces its paid-up share capital;

(d)	no Target Company:
(i)	allots or issues or agrees to allot or issue any share or loan capital; or

(ii)	grants any option over or right to subscribe for any share or loan capital,
(except to another Target Company);
(e)	no Target Company:
(i)	employs or agrees to employ any new full or part time persons with a base salary in excess of €125,000 per annum (such person a Senior Employee) or amends the terms of employment of a Senior Employee;

(ii)	makes changes which are outside the ordinary course of business consistent with past practice (other than those required by law) in any terms of employment (including bonus and pension fund commitments) of any employee or independent contractor not being a Senior Employee;

(iii)	dismisses any Senior Employee, except for dismissals for cause or dismissals as required by Plans or agreements in existence as of the date of this Agreement or for any proposed dismissals disclosed in the Data Room; or

(iv)	grants any severance, termination, retention, change-in-control or stay-pay payments (or equivalent payments in any jurisdiction) to any director, officer, employee or individual independent contractor employed or engaged by any Target Company, except as required by the terms of plans or agreements in existence as of the date of this Agreement;

(f)	no Target Company enters into or terminates:
(i)	any derivative or foreign exchange hedge contract, except for any swap contracts for inter-company cash flows entered into in the ordinary course of business;

(ii)	any contract which has a value or is likely to involve expenditure in excess of €2,000,000 per annum; or

(iii)	any contract which cannot be performed within its terms within three years after the date on which it is entered into;
(g)	no Target Company institutes any litigation (except in connection with collection in the ordinary course of trading debts) or settles any litigation except for settlements solely in cash involving payments by the Target Companies of no more than €1,000,000 in the aggregate;

(h)	no Target Company creates any Third Party Right over the Shares or the shares or assets of any Target Company other than a Permitted Encumbrance, or redeems any existing Third Party Right;

(i)	no Target Company makes any acquisition or disposal of any asset other than purchases of raw materials or sales of products in the ordinary course of business consistent with the manner in which the business of each Target Company was conducted in the twelve month period prior to the date of this Agreement, in each case, including consideration, expenditure or liabilities in excess of €500,000 (exclusive of VAT);

(j)	no Target Company will make or agree to make, capital expenditures, or incur or agree to incur, a commitment or commitments involving capital expenditures, in each case in excess of €500,000 individually or €2,000,000 in the aggregate and, for the avoidance of doubt, neither the submission by any Target Company of any purchase orders to Aloka under existing terms of business to the extent it is disclosed in the Data Room nor the making of any capital expenditure approved by a Target Company but not made prior to the date of this Agreement to the extent it is disclosed in the Data Room shall require the approval of the Purchaser;

(k)	save for the proposed acquisition of an interest in Biomonitor, no Target Company shall acquire an interest in a partnership, limited partnership or a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

(l)	no Target Company shall pass a shareholders’ resolution, except for usual course of business matters consistent with the manner in which the business of each Target Company was conducted in the twelve month period prior to the date of this Agreement or in relation to this Agreement, or if required by law or a Target Company’s organisational documents;

(m)	no Target Company shall:
(i)	materially amend or terminate an agreement to which it is a party which involves total annual consideration or expenditure of €500,000, other in the usual course of its business;

(ii)	renew any insurance policy for a term greater than one year or without standard cancellation terms; or

(iii)	fail to maintain its current levels of insurance coverage;
(n)	no Target Company shall:
(i)	establish a new Plan for or in respect of any director, officer, employee or consultant employed or engaged by any Target Company;

(ii)	amend, or exercise a discretion, which increases pension scheme liabilities or employer costs in relation to, or discontinue (wholly or partly), any pension scheme applying to any director, officer, employee or individual independent contractor employed or engaged by any Target Company;

(iii)	approve, direct or authorise any increase or decrease in the compensation, bonus, severance or fringe benefits of any director, officer, employee or individual independent contractor employed or engaged by any Target Company, except in the ordinary course of business and consistent with the past practice of the Target Companies; or

(iv)	exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Plan payable to any director, officer, employee or individual independent contractor employed or engaged by any Target Company;
(o)	no Target Company shall incur any new Financial Debt (other than any Financial Debt to another Target Company or any overdraft or other trading facilities utilised by Target Companies in the ordinary course of business) or allow any default under or breach of any provision of any document entered into by a Target Company concerning Financial Debt existing at the date of this Agreement;

(p)	no Target Company shall change or make any Tax elections, amend any Tax Returns where such amendment requires such Target Company to pay any amount of additional Tax, or take action which would reasonably be expected to change the Tax residency or jurisdiction of such Target Company, or to cause such Target Company to become subject to Tax in a jurisdiction in which such Target Company was not previously subject to Tax or undertake any merger or reorganisation for any Tax purposes;

(q)	with respect to Tax Returns filed by or on behalf of any Target Company, and with respect to Taxes payable by or on behalf of any Target Company, in each case during the period commencing upon (and including) the date of this Agreement and ending on (and including) the Closing Date, the Target Companies, save as required by law, shall prepare and file such Tax Returns, and calculate and pay such Taxes, in accordance with past practice, including, without limitation, past practice as to:
(i)	positions taken, methods of accounting used, and principles of taxation followed;

(ii)	elections made;

(iii)	the processes and systems used in the preparation of Tax Returns, and the timing and manner for filing Tax Returns;

(iv)	the accounting periods used;

(v)	the claiming of refunds of Tax;

(vi)	the conduct of administrative or court proceedings related to Taxes;

(vii)	the carryback or other utilisation of any tax relief;

(viii)	the time of payment; and

(ix)	all other material practices for the preparation and filing of Tax Returns and the payment of Taxes.
For the avoidance of doubt, past practice shall not be taken to include late payment other than pursuant to an arrangement with the relevant Tax Authority;
(r)	no Target Company shall grant any guarantee or indemnities outside the ordinary course of business;

(s)	no Target Company shall:
(i)	enter into any settlement or compromise of any material dispute in respect of a claim, audit, or assessment by any Tax Authority with respect to Tax Returns or Taxes without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed); or

(ii)	in the case of any claim, audit, or assessment by the Tax Authority in Sweden, enter into any settlement or compromise of any dispute with respect to Tax Returns or Taxes without the prior approval of the Purchaser or deliver or exchange any correspondence with any member of the Swedish Tax Authority or representative of the tax courts in Sweden concerning deductibility of any interest expense or costs incurred in relation to the raising or issuance of debt without the prior written approval of the Purchaser; and
(t)	no Target Company shall agree to take any of the actions prohibited by paragraphs (c) through (s) above.
2. The obligations in clause 4 of this Agreement and paragraph 1 of this Schedule 2 shall not apply to any act or omission:
(a)	approved by the Purchaser, in respect of paragraphs 1(a), 1(b), 1(c), 1(d), 1(h), 1(i), 1(j), 1(k), 1(l), 1(o), 1(p), 1(q), 1(r), 1(s) and 1(t);

(b)	approved by the Purchaser, such approval not to be unreasonably withheld or delayed, in respect of paragraphs 1(e), 1(f), 1(g), 1(m) and 1(n);

(c)	expressly contemplated, required or permitted by the terms of any Transaction Document, including in respect of any Permitted Leakage;

(d)	in connection with the employment of the following new full or part time persons in a senior managerial capacity:
(i)	managing director (or equivalent position) in China;

(ii)	finance director (or equivalent position) in China;

(iii)	vice president in respect of sales (or equivalent position) in Europe;

(iv)	sales and marketing director (or equivalent position) in USA;

(v)	cluster manager in Italy and France;

(vi)	regulatory director in Japan;

(vii)	any other person who is required as a direct replacement for any existing senior manager;
(e)	in connection with the securitisation of the outstanding receivables in respect of debt owed by the suppliers of hospitals in the region of Campania, Italy in an amount not to exceed €2,000,000, on such terms as may be approved by the Purchaser (acting reasonably);

(f)	relating to the sale of the Uppsala Property as set out in clause 15;

(g)	in connection with the merger of Phadia Multiplexing Diagnostics GmbH and Phadia Austria GmbH;

(h)	in connection with the sale of any of the derivative assets, derivative liabilities and interest rate caps detailed in the Derivative Schedule; and

(i)	in connection with the sale of the shares held by a Target Company in Aerocrine AB.
3. For the purposes of this Schedule 2, Plans shall mean each share incentive, share option, profit sharing, redundancy, severance, bonus, incentive, savings, pension, retirement or other material employee benefit plan, policy, program or arrangement sponsored, maintained, contributed to or required to be contributed to by any Target Company in which directors, officers, employees or individual independent contractors of any Target Company participate, other than those required by law.
4. Following consultation with the Purchaser and with the prior consent of the Purchaser, such consent not to be unreasonably withheld or delayed, the obligations in clause 4 of this Agreement and paragraph 1 of this Schedule 2 shall not apply to any act or omission:
(a)	in connection with any appeal against the ruling of any Tax Authority in relation to the financial years ending on 31 December 2009 and 31 December 2010; and

(b)	in connection with any request to a Tax Authority for the deferral of Tax payable by the Target Companies.

SCHEDULE 3
CLOSING ARRANGEMENTS
A: Seller Obligations
1.	At Closing, the Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	a board resolution of the Seller (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the Purchaser of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)	a duly executed transfer into the name of the Purchaser in respect of the Shares;

(c)	the share register of the Company with the Purchaser duly registered as the new owner of the Shares as at the Closing Date;

(d)	a resolution of the board of Phadia US Inc. or, if appropriate, a resolution of any committee administering such company’s affairs, to terminate its 401(k) plan (defined contribution pension plan) with effect from the Closing Date or to take such other actions as are required to terminate such plan with effect from the Closing Date;

(e)	duly signed resignations in the Agreed Form of each of:
(i)	Dan Peters as a director of the Company, CB Diagnostics AB and Sweden DIA (Sweden) AB;

(ii)	Stuart McAlpine as a director of the Company, CB Diagnostics AB, Sweden DIA (Sweden) AB and Phadia Holding AB; and

(iii)	Supraj Rajagopalan as a director of Sweden DIA (Sweden) AB and Phadia Sweden AB; and
(f)	a counterpart of the Escrow Agreement duly executed by it.
B : Purchaser Obligations
1.	At Closing, the Purchaser shall:

(a)	deliver (or ensure that there is delivered to the Seller) a copy of a resolution of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;
(b)	deliver evidence to the Seller of the valid issuance of the six year “run-off” directors’ and officers’ liability insurance policy purchased in accordance with clause 9.4;

(c)	pay by electronic funds transfer for value on the Closing Date the Share Price to the Seller’s Bank Account in accordance with clause 2.2;

(d)	deliver to the Seller (or ensure that there is delivered to the Seller) a counterpart of the Escrow Agreement duly executed by it and the Escrow Agent; and

(e)	comply with its obligations under clause 5.4 of this Agreement.
C : General
1. The Seller and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement. If not so agreed by the Closing Date, the Transaction Document shall be in the form reasonably specified by the Seller provided it is consistent with the terms of this Agreement.
2. If any document listed in this Schedule 3 is required to be notarised, the parties shall execute such document at a location notified by the Seller to the Purchaser at least 2 Business Days before Closing where a notary with the required qualification will be present.
3. All documents and items delivered at Closing pursuant to this Schedule 3 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:
(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of the delivery of it by the person entitled to receive the relevant document or item);

(b)	receipt of an electronic funds transfer to the Seller’s Bank Account in immediately available funds of the Share Price; and

(c)	the prepayment and cancellation of all inter-company debt, the PIK Loan Agreement and the Facilities referred to in clause 5.4;
the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

SCHEDULE 5
DEFINITIONS AND INTERPRETATION
1. Definitions. In this Agreement, the following words and expressions shall have the following meanings:
Additional Share Price shall be an incremental amount calculated at a rate of 1.28 per cent. per annum on the amount of the Initial Share Price from and including 1 April 2011 to and including the Closing Date;
Affiliate means:
(a)	in the case of a person which is a body corporate, any subsidiary or parent company of that person and any subsidiary of any such parent company, in each case from time to time;

(b)	in the case of a person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settler;

(c)	any Affiliate of any person in paragraphs (a) to (b) above.
Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);
Antitrust Conditions means the US Antitrust Condition, the EU Antitrust Condition and the Japan Antitrust Condition;
Antitrust Laws means Legal Requirements that prohibit, restrict or regulate actions having the purpose or effect of any monopoly or restraint of trade or lessening of competition, whether through any concentration, merger, acquisition or otherwise;
Balance Sheet Date means 31 March 2011;
Borrowers has the meaning set out in the Facilities Agreement;
Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales, Sweden and the United States on which banks are open in London, Stockholm and New York for general commercial business;
Claim means any claim under or for breach of this Agreement including, without limitation, any claim for breach of the Seller’s Warranties;
Closing means closing of the sale and purchase of the Shares in accordance with the provisions of this Agreement;
Closing Date has the meaning given in clause 5.1;

Company means CB Diagnostics Holding AB, a company incorporated in Sweden with registered number 556712-9050 whose registered address is c/o Phadia AB, Box 6460, SE-751 37 Uppsala, Sweden;
Competing Business means an in vitro IGE allergy testing business which either competes with the business of the Target Companies as carried out on the Closing Date or is proposed to be carried out in accordance with the approved business plan for the Target Companies for the financial year ending 31 December 2011;
Conditions has the meaning given in clause 3.1;
Confidential Information has the meaning given in clause 17.1;
Connected Persons has the meaning given in clause 23;
Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;
Data Room means the data room administered by Merrill Corporation comprising the documents and other information relating to the Target Companies and their businesses;
Default Interest means interest at LIBOR plus two per cent;
Derivative Schedule means the derivative assets, liabilities and interest rate caps detailed in the spreadsheets in the Agreed Form;
Disclosure Letter means the letter from the Management to the Purchaser executed and delivered immediately before the signing of this Agreement;
Escrow Account means the account established to hold (and holding) the contribution to be made into escrow by, or on behalf of, funds managed and advised by Cinven Limited in connection with this Agreement and the Escrow Agreement;
Escrow Agent means J.P. Morgan Chase Bank, N.A., London branch;
Escrow Agreement means the agreement in the Agreed Form between the Seller, the Purchaser and the Escrow Agent setting out the terms of operation of the Escrow Account;
Escrow Amount means €50,000,000;
Facilities has the meaning set out in the Facilities Agreement;
Facilities Agreement means the senior facilities agreement made between CB Diagnostics AB, the Original Guarantors (as defined therein), The Royal Bank of Scotland plc, Unicredit Markets and Investment Banking, UBS Limited, the Original Lenders (as defined therein) and Skandinaviska Enskilda Banken AB dated 16 January 2007, as amended from time to time;
Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;
First Escrow Period means the period ending 6 months following the Closing Date;

First Release Date means the first Business Day following the end of the First Escrow Period;
Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;
HSR Act means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended;
Indirect Damages means any special damages (including punitive, consequential or other indirect damages), consequential loss, loss of profit, goodwill or possible business or other measure of damage or loss that are not direct damages (including any measure taking into account any multiple of earnings, revenue or other financial or business performance);
Initial Share Price means €1,052,012,000;
Leakage means:
(a)	in each case to, or on behalf of, or for the benefit of the Seller or any of its Affiliates:
(i)	any dividend or distribution (whether in cash or in kind) declared, paid or made by any Target Company;

(ii)	any return of capital (whether by reduction of capital or redemption or purchase of shares) by any Target Company;

(iii)	any fees (including directors’ fees, management fees or monitoring fees) paid by any Target Company (excluding any VAT in respect of the fees which is recoverable by the Target Companies by repayment or credit);

(iv)	any transfer of an asset, right, value or benefit by any Target Company at an undervalue; and
(b)	any payments made, or liabilities incurred, by any Target Company to any third party in connection with implementation of the Proposed Transaction (including any transaction or retention bonuses for management or adviser’s fees payable in connection with implementation of the Proposed Transaction and excluding any VAT and any other taxes payable or credited on such bonuses or fees),

(c)	but, in each case, does not include: (i) Permitted Leakage, (ii) the repayment of inter-company debt or the Facilities pursuant to clause 5.4, (iii) the repayment of the payment in kind facility entered into by the Company, or (iv) the payment of salary (including any associated social security payments), benefits or other emoluments, in the ordinary course of business, by a Target Company to any of its directors, officers or employees;
Legal Requirement means any law, statute, legislation, constitution, principle of common law, treaty, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent, interpretation or other guidance, that has been issued or enacted by any Governmental Entity;

LIBOR means the display rate per annum of the offered quotation for deposits in sterling for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00 a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;
Management means Magnus Lundberg, Anders Lundmark, Peter Sifwerbrand, Hakan Englund, Stefan Eschbach, Ulrika Svensson, Santiago Pulido, Patrick de Lobel, David Esposito, Koichi Iwai and Jean Forcione;
Management Escrow Account means the account established to hold (and holding) the contribution to be made into escrow by, or on behalf of, management in connection with the Management Warranty Deed;
Management Escrow Amount means €25,000,000;
Management Warranty Deed means the management warranty deed to be entered into by Management and the Purchaser on the date of this Agreement;
Management Warranties means the warranties given by management under the terms of the Management Warranty Deed;
Material Adverse Change means any event, change or fact that is, individually or in the aggregate, materially adverse to the assets, liabilities, results of operations or financial condition of the Target Companies, taken as a whole, which:
(a)	occurs after the date of this Agreement;

(b)	was not Fairly Disclosed by this Agreement, any other Transaction Document or any document disclosed in the Data Room;

(c)	directly results in cost or loss to the Target Companies in excess of €375 million, excluding, for the avoidance of doubt, any Indirect Damages and having set off any increase in the market value of the Target Companies caused by any other events which have occurred since the date of this Agreement, but excluding from the calculation of the amount of such reduction any loss, damage, costs or liability arising from the event to the extent that it has been remedied prior to Closing and/or the Target Companies have a right of compensation or recovery in respect thereof (whether by insurance or otherwise); and

(d)	does not, directly or indirectly, relate to or result from:
(i)	changes in interest rates, exchange rates or securities or commodity prices or in economic, financial, market or political conditions (including any acts of war, civil unrest or other hostilities (or the escalation of such acts of war, civil unrest or other hostilities)) generally;

(ii)	changes in conditions generally affecting the industry in which the Target Companies operate;

(iii)	seasonal changes or any hurricane, tornado, flood, earthquake, volcanic eruption, other consequence of weather or any other natural disaster, or any acts of God, terrorist attacks, or any caution or recommendation against travel by any Governmental Entity, for whatever reason;

(iv)	the announcement of the signing of this Agreement or the pendency of the transactions contemplated hereby, including, in such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees and the identity of the Purchaser and its Subsidiaries;

(v)	changes in applicable laws, regulations or accounting practices;

(vi)	any failure by the Target Businesses to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date of this Agreement (provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure may be taken into account in determining whether a Material Adverse Change has occurred);

(vii)	any transaction contemplated by any of the Transaction Documents or any change in control resulting from any such transaction;

(viii)	any act or omission of the Purchaser or any member of the Purchaser Group; or

(ix)	any act or omission of any member of the Seller or the Target Companies in the ordinary course of business or at the request or with the consent of the Purchaser or any member of the Purchaser Group or as required or permitted to be done under the terms of any of the Transaction Documents.
Order has the meaning given in clause 3.1(h);
parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;
Permitted Encumbrances means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges;
Permitted Leakage means those items of Leakage or third party costs (as applicable) as detailed in column 1 of Schedule 4;
Phadia Real Property means Phadia Real Property AB, a company incorporated in Sweden with registered number is 556619-6803 and whose registered address is Uppsala, Sweden;
PIK Loan Agreement means the PIK loan agreement dated 28 February 2007, as amended from time to time, between, inter alia, the Company as borrower, Credit Suisse, London Branch as Administrative Agent (as defined therein) and the Original Lenders named therein;
Pre-Closing Period means the period from and including the date of this Agreement to and including the Closing Date;
Proposed Transaction means the transaction contemplated by the Transaction Documents;
Purchaser Group means the Purchaser and its Subsidiaries from time to time;

Purchaser Obligation means any representation, warranty or undertaking to indemnify given by the Purchaser to the Seller under this Agreement;
Purchaser’s Bank Account means the Purchaser’s bank account at Bank of America; account name 4426394781; ABA #026 009 593 (and/or such other account(s) as the Seller and Purchaser may agree in writing);
Purchaser Warranties means the warranties of the Purchaser set out in clause 6.1;
Relevant Countries has the meaning given in clause 3.1(h);
Representatives has the meaning given in clause 17.1;
Second Escrow Period means the period ending on the earlier of: (a) 12 months following the Closing Date, and (b) the date on which the auditors of the Target Companies release their audit opinion in respect of the accounts of the Target Companies for the financial year ending 31 December 2011;
Second Release Date means the first Business Day following the end of the Second Escrow Period;
Security means the security given by Target Companies pursuant to, or in connection with, the Facilities Agreement;
Seller Obligation means any representation, warranty or undertaking to indemnify given by the Seller to the Purchaser under this Agreement;
Seller’s Bank Account means the account at Crédit Agricole Luxembourg 39, Allée Scheffer, L-2520 Luxembourg with IBAN number LU46 1230 0104 3050 0002 EUR and SWIFT code: AGRILULA (and/or such other account(s) as the Seller and Purchaser may agree in writing);
Seller’s Lawyers means Freshfields Bruckhaus Deringer LLP, 65 Fleet Street, London EC4Y 1HS;
Seller’s Warranties means the warranties given by the Seller pursuant to clause 6;
Shares means the shares comprising the entire issued share capital of the Company;
Share Price means the Initial Share Price and the Additional Share Price;
Subsidiary and Subsidiaries means any company in relation to which another company is its parent company;
Surviving Provisions means clauses 12 (Announcements), 17 (Confidentiality), 18 (Assignment), 20 (Costs), 21 (Notices), 22 (Conflict with other Agreements), 23 (Whole Agreement), 25 (Waiver, Rights and Remedies), 26.1 (Variations), 27 (Invalidity), 28 (No Third Party Enforcement Rights), 29 (Governing Law and Jurisdiction) and Schedule 5 (Definitions and Interpretation);
Target Businesses means the business of the Target Companies;
Target Companies means the Company and its Subsidiaries, and Target Company means any of them;

Tax and Taxation mean any form of taxation and any levy, duty, charge, withholding or impost of a similar nature (including any penalty or interest payable in connection with, or with any failure to pay or any delay in paying, any of the same);
Tax Authority and Taxation Authority means any Governmental Entity anywhere in the world that is a taxing authority, and that is competent to impose, collect or administer any Taxation;
Tax Returns means all returns and similar statements required to be filed with a Tax Authority with respect to any Tax (including any attached schedules or computations), including any information return, claim for refund, amended return or declaration of estimated Indemnified Taxes (and Tax Return means any one of the Tax Returns);
Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, deferred purchase, title retention, right of set off or any other security agreement or arrangement, or any agreement to create any of the above;
Transaction Documents means this Agreement, any other documents in Agreed Form, the Disclosure Letter and the Management Warranty Deed;
Unconditional Date has the meaning given in clause 3.12;
Uppsala Property means the property comprising the 68,000 square metres of unused land at Fyrislund 6:11 in Uppsala;
Uppsala Property Consideration means an amount in cash (in SEK) equal to the gross cash proceeds (less any reasonable transaction costs) received by Phadia Real Property in consideration for the Uppsala Property Disposal as set out in the Uppsala Property Contract (if applicable);
Uppsala Property Contract means an agreement between Phadia Real Estate and a proposed purchaser of the Uppsala Property entered into prior to the Closing Date;
Uppsala Property Disposal has the meaning given to it in clause 15.1;
Uppsala Property Disposal Notice has the meaning given to it in clause 15.3(d);
VAT means
(a)	any tax imposed in compliance with the Council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the UK, value added tax imposed by Value Added Tax Act 1994 and legislation and regulations supplemental thereto); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere; and
Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.
2. Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
3. Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser under this Agreement.
4. Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.
5. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.
6. Time of the Essence. Time shall be of the essence in the interpretation of this Agreement. All times stated shall be London time unless otherwise provided.
7. Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Schedule referred to herein is originally stated or expressed in a currency other than Euros, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into Euros at the exchange rate between those two currencies most recently quoted in the London edition of The Financial Times as at the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obliged to do so hereunder; provided, however, that nothing in this paragraph 8 shall be deemed to require any party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a party to violate, applicable Legal Requirements. This paragraph shall not apply in relation to any payments that the Purchaser is required to make pursuant to clause 5.4 but shall apply to any inter-company debt and/or the Facilities that have not been disclosed in the Data Room. This paragraph shall also not apply in relation to the payment of the Uppsala Property Consideration pursuant to clause 15.

SIGNATURE
This Agreement is signed by duly authorised representatives of the parties:

SIGNED	)	SIGNATURE:	/s/ Danièle Arendt-Michels

for and on behalf of	)
CB DIAGNOSTICS	)
LUXEMBOURG S.À R.L	)	NAME:	Danièle ARENDT-MICHELS Manager

SIGNED	)	SIGNATURE:	/s/ Stuart McAlpine

for and on behalf of	)
CINVEN CAPITAL MANAGEMENT	)
(IV) LIMITED as general	)	NAME:	STUART MCALPINE

partner of CINVEN CAPITAL	)
MANAGEMENT (IV) LIMITED	)
PARTNERSHIP as general	)
partner of FOURTH CINVEN	)
FUND (NO.1) LIMITED PARTNERSHIP)

SIGNED	)	SIGNATURE:	/s/ Stuart McAlpine

for and on behalf of	)
CINVEN CAPITAL MANAGEMENT	)
(IV) LIMITED as general	)	NAME:	STUART MCALPINE

partner of CINVEN CAPITAL	)
MANAGEMENT (IV) LIMITED	)
PARTNERSHIP as general	)
partner of FOURTH CINVEN	)
FUND (NO.2) LIMITED PARTNERSHIP)

SIGNED	)	SIGNATURE:	/s/ Stuart McAlpine

for and on behalf of	)
CINVEN CAPITAL MANAGEMENT	)
(IV) LIMITED as general	)	NAME:	STUART MCALPINE

partner of CINVEN CAPITAL	)
MANAGEMENT (IV) LIMITED	)
PARTNERSHIP as general	)
partner of FOURTH CINVEN	)
FUND (NO.3 -VCOC))
LIMITED PARTNERSHIP	)

SIGNED	)	SIGNATURE:	/s/ Stuart McAlpine

for and on behalf of	)
CINVEN CAPITAL MANAGEMENT	)
(IV) LIMITED as general	)	NAME:	STUART MCALPINE

partner of CINVEN CAPITAL	)
MANAGEMENT (IV) LIMITED	)
PARTNERSHIP as general	)
partner of FOURTH CINVEN	)
FUND (NO.4) LIMITED PARTNERSHIP)

SIGNED	)	SIGNATURE:	/s/ Stuart McAlpine

for and on behalf of	)
CINVEN CAPITAL MANAGEMENT	)
(IV) LIMITED as general	)	NAME:	STUART MCALPINE

partner of CINVEN CAPITAL	)
MANAGEMENT (IV) LIMITED	)
PARTNERSHIP as general	)
partner of FOURTH CINVEN	)
FUND (UBTI) LIMITED	)
PARTNERSHIP	)

SIGNED	)	SIGNATURE:	/s/ Stuart McAlpine

for and on behalf of	)
CIP (IV) NOMINEES LIMITED	)
acting on behalf of FOURTH CINVEN	)	NAME:	STUART MCALPINE

FUND CO-INVESTMENT	)
PARTNERSHIP	)

SIGNED	)	SIGNATURE:	/s/ Stuart McAlpine

for and on behalf of	)
CINVEN CAPITAL MANAGEMENT	)
(IV) LIMITED as general	)	NAME:	STUART MCALPINE

partner of CINVEN CAPITAL	)
MANAGEMENT (IV) LIMITED	)
PARTNERSHIP as general	)
partner of FOURTH CINVEN (MACIF))
LIMITED PARTNERSHIP	)

SIGNED	)	SIGNATURE:	/s/ Geismaan

for and on behalf of	)
CINVEN SA as manager of	)
FOURTH CINVEN FUND FCPR	)	NAME:	X. GEISMAAN

SIGNED	)	SIGNATURE:	/s/ Seth H. Hoogasian

for and on behalf of	)
THERMO FISHER SCIENTIFIC INC.	)	NAME:	SETH H. HOOGASIAN